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                                  EXHIBIT 99.1

SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ending on the date shown, compared to the same period in the prior year:

                       08/31/00       09/30/00        10/31/00            11/30/00      12/31/00        01/31/01
Cooper Industries       20-25%           17%           15-20%              10-15%         10%             5-10%
Electrical Products     25-30%           22%           20-25%              15-20%         13%            10-15%
Tools & Hardware        (0-5%)           (4%)          (0-5%)              (0-5%)         (2%)           (0-5%)


OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDING JANUARY 31,
2001.

Cooper Industries
Sales for the three months ending January 31, 2001 grew 5% - 10%, compared with last year.

o Acquisitions continue as a major contributor to revenue growth.

o Currency translation continues to have a modest negative impact.

Electrical Products
Sales for the three months ending January 31, 2001 grew 10% - 15%, compared with last year.

o Continued growth in sales of products for electronics, data and telecommunications applications.

o Moderating rate of growth in sales of products to construction-related markets.

o Lower demand from retail markets.

o Sales to utilities remain mixed with slowing demand for construction-related products offsetting rising sales of power management products.

o Continued year-to-year decline in energy-sector project sales.

o Recent acquisitions, B-Line and Eagle Electric being the two most significant of these, performed very well.

o Currency translation effects remain modestly negative.

Tools & Hardware
Sales for the three months ending January 31, 2001 declined 0% - 5%, compared with last year.

o Continued increase in demand from electronic assembly markets.

o Slower retail sales.

o Assembly equipment shipments were at better levels than last year.

o Currency translation effects remain modestly negative.


NOTE: Includes impacts of acquisitions and divestitures.

Sales trends are forward-looking statements as defined by The Private Securities Litigation Reform Act. Such statements are subject to many uncertainties and risks in the company's operations and business environment. These uncertainties and risks, which are discussed further in the company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC), may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.